UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
( ) Form 3 Holdings Reported Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
Chris Strong
2200 Eller Drive, P.O. Box 13038
Ft. Lauderdale, Florida  33316

2. Issuer Name and Ticker or Trading Symbol
Hvide Marine Incorporated
(HMAR)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
12/98
5. If Amendment, Date of Original (Month/Year)
2/16/99
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
                 Vice President and Treasurer

7. Individual or Joint/Group Reporting (Check Applicable Line) (x) Form filed by One Reporting Person ( ) Form filed by More than One Reporting Person

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Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
                             |      |    |                  |   |--         |                   |      |                           |
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Class A Common Stock         |      |    |                  |   |           |  2,384*           |  D   |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
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*  Includes 728 shares acquired pursuant to the HMI Retirement Plan & Trust in 1998.



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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
                        |        |12/10                 |   |10/17|10/17    Class A  |2,000  |           0        |D  |            |
Stock Option            | 32.75  |/98  |D(1)|  2,000    |D  |/98(2) /07(2)  Common   |       |       |            |   |            |
                        |        |                      |   |     |         Stock    |       |                    |   |            |
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                        |        |12/10                 |   |6/10/|12/10    Class A  |1,000  |          1,000     |D  |            |
Stock Option            | 6.00   |/98 | A   |  1,000    |A  |99(2)|/09(2)   Common   |       |       |            |   |            |
                        |        |                      |   |     |         Stock    |       |                    |   |            |
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                        |        |12/10|                |   |7/31/|7/31/    Class A   3,000  |          0         |D  |            |
Stock Option            | 28.00  |/98  |D(1)|  3,000     D  |98(2)|07(2)|   Common   |       |       |            |   |            |
                        |        |                      |   |     |         Stock    |       |                    |   |            |
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                        |        |12/10     |           |   |6/10/|6/10/    Class A  |1,500  |          1,500     |D  |            |
Stock Option            | 6.00   |/98  |A   |  1,500    |A  |99(2)|09(2)|   Common   |       |       |            |   |            |
                        |        |                      |   |     |         Stock    |       |                    |   |            |
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
Explanation of Responses:
(1)  Cancellation of option in connection with grant of replacement option.
(2) The reported transaction involved the repricing of an existing option which was originally granted on Ocrtober 17, 1997 and which provided for vesting in four equal installments commencing on October 17, 1998. In connection with the repricing of the options, the number of options granted was reduced by half. The vesting terms were amended as follows: 25% vest on 6/10/99; 25% vest on 6/10/00; 25% vest on 6/10/01; and 25% vest on 6/10/02.


SIGNATURE OF REPORTING PERSON


/s/ CHRIS STRONG
Chris Strong

DATE

April 28, 1999